EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 5, 2026, with respect to the consolidated financial statements included in the Annual Report of TriSalus Life Sciences, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of TriSalus Life Sciences, Inc. on Forms S-1 (File No. 333-274292, and File No. 333-280197), Forms S-3 (File No. 333-282882, File No. 333-286779, File No. 333-286797, File No. 333-287696 and File No. 333-291509), and on Forms S-8 (File No. 333-275009, File No. 333-278627 and File No. 333-286781).
/s/ GRANT THORNTON LLP
Chicago, Illinois
March 5, 2026